Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

For Immediate Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Net Loss of $3.5 Million

Nasdaq Listing Requirement Not Met

ST. LOUIS, Mo. June 15, 2010 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today announced results for the thirteen weeks ended May 1, 2010.

For the first quarter, the thirteen weeks ended May 1, 2010:

•	Net sales were $43.5 million, a decrease of 3.2% from $45.0 million for the thirteen-week period ended May 2, 2009,
•	Comparable store sales decreased 1.6%, compared to a comparable store sales increase of 4.8% for the first quarter of fiscal 2009;
•	Operating loss was $2.9 million, or 6.7% of net sales, compared to an operating loss of $1.9 million, or 4.2% of net sales in the first quarter last year; and
•	Net loss was $3.5 million or $0.47 per diluted share, compared to a net loss of $2.8 million, or $0.39 per diluted share in the first quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “While we began the year with a positive performance, an unfavorable response to our sandal category in the latter part of the first quarter led to lower sales and margins, as compared to the prior year.  During the quarter we continued to control operating expenses and inventory levels.  We also successfully amended our term loan and extended our credit facility through May 2013.”

“While we remain cautious with regard to our near term performance given a tough sandal season, reflected by year-to-date comparable store sales through June 12, 2010 down 2.3%, we are very encouraged as we look further into fall,” Mr. Edison continued.  “For the fall season, we will introduce a number of new brands and are already beginning to see promising initial reads in the boot category.  We continue to believe our strategies will result in improved financial performance and increased value for our shareholders.”

Nasdaq Capital Market Listing

Today the Company notified the Nasdaq Stock Market that it did not achieve the minimum level of shareholders’ equity required for continued listing on the Nasdaq Capital Market.  Consequently, the Company expects to receive notification from Nasdaq that it will be delisted from the Nasdaq Capital Market as soon as this week.  The Company is working with market makers to have its common stock quoted on the OTC Bulletin Board or “Pink Sheets”.

Peter Edison commented, “While disappointed that we are unable to maintain our NASDAQ listing, we do not believe that our trading on the OTC Bulletin Board will affect the operations of our business in any significant way. It is important to reiterate that our re-establishment of positive annual adjusted EBITDA while a very strong long-term positive for our company does not happen to be one of the three standards that NASDAQ looks to for continued listing eligibility.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2010.  The Company’s Quarterly Report on Form 10-Q, issued today, and the Company’s most recent Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation, its ability to comply with its financial covenants, and the risks related to its Nasdaq listing status.

Annual Meeting

As announced on March 25, 2010, the Company’s Annual Meeting of Stockholders will be held on Wednesday, June 16, 2010, at 11:00 a.m., at the Marriott Residence Inn, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call

The Company also announced that it will conduct a conference call to discuss its first quarter fiscal 2010 results today, Tuesday, June 15, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=0000768E.  A replay of this call will be available until June 22, 2010 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 351938. The webcast will remain available until July 15, 2010 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates approximately 239 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.  FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE DELISTING FROM THE NASDAQ STOCK MARKET, INABILITY TO HAVE ITS COMMON STOCK QUOTED ON THE OTC BULLETIN BOARD, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER

UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended May 1, 2010	Thirteen Weeks Ended May 2, 2009
(in thousands, except per share data)	Unaudited	Unaudited

Net sales	$ 43,524	$ 44,977
Cost of merchandise sold, occupancy, and buying expenses	32,788	32,280
Gross profit	10,736	12,696

Operating expenses
Selling	9,804	9,976
General and administrative	3,791	4,340
Loss on disposal of property and equipment	51	284
Operating loss	(2,910)	(1,904)

Interest expense	(555)	(887)
Other income, net	14	22
Loss before income taxes	(3,451)	(2,769)

Income tax benefit	—	—

Net loss	$ (3,451)	$ (2,769)

Net loss per common share	$ (0.47)	$ (0.39)

Weighted average shares outstanding	7,383	7,164

Cash Flow Data
Cash used in operating activities	$ (1,644)	$ (1,504)
Cash used in investing activities	(420)	(155)
Cash provided by financing activities	2,058	1,665
Net increase (decrease) in cash	(5)	6

Supplemental Data
Comparable store sales increase (decrease)	(1.6)%	4.8%
Gross profit percentage	24.7%	28.2%
Number of stores at end of period	239	239

Bakers Footwear Group, Inc. Balance Sheet Data	May 1, 2010	May 2, 2009
(in thousands)	Unaudited	Unaudited
Cash	$ 149	$ 141
Accounts receivable	1,955	1,709
Inventories	23,248	22,610
Other current assets	1,000	1,279
Current assets	26,352	25,739

Property and equipment, net	23,465	32,167
Other assets	771	1,012
	$ 50,588	$ 58,918

Accounts payable	$ 13,217	$ 8,771
Revolving credit facility	13,277	13,835
Subordinated secured term loan	2,177	4,281
Subordinated convertible debentures	4,000	4,000
Other current liabilities	10,047	10,364
Current liabilities	42,718	41,251

Accrued noncurrent rent liabilities	9,099	9,667
Shareholders’ equity (deficit)	(1,229)	8,000
	$ 50,588	$ 58,918

Reconciliation of Net Loss to Adjusted EBITDA

	Thirteen Weeks Ended May 1, 2010	Thirteen Weeks Ended May 2, 2009
Net loss	$ (3,451)	$ (2,769)
Interest expense	555	887
Depreciation expense	1,497	1,734
Loss on disposal of property and equipment	51	284
Stock based compensation expense	81	127
Adjusted EBITDA	$ (1,267)	$ 263

Adjusted EBITDA is calculated in accordance with the terms of our secured revolving credit facility. Adjusted EBITDA is defined as net income (loss) before deducting interest expense, income taxes, depreciation, gains or losses on disposal of property and equipment, impairment expense, and stock based compensation expense. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost) and is also used to determine compliance with a financial covenant in our secured revolving credit facility. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies. Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.